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                                                                   EXHIBIT 10(e)

As of January 1, 2001


Mr. Sanford M. Litvack
c/o The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Dear Sandy:

This letter confirms the terms of your employment by The Walt Disney Company ("Company") and amends and restates your letter agreement dated as of January 1, 2000.

1. Term. The term of your employment under this letter agreement (the "Agreement") shall commence as of January 1, 2001, and expire on December 31, 2002, unless earlier terminated as hereinafter provided (the "term").

2. Salary. In full consideration for all rights and services to be provided by you hereunder, you shall receive an annual salary of $400,000 for 2001 and $200,000 for 2002. Salary payments shall be made in equal installments in accordance with Company's then prevailing payroll policy.

3.  Bonus.  Bonus compensation, if any, shall be at the discretion of Company.

4. Duties. (a) You shall report to the Chairman of the Company and Chief Executive Officer. You shall observe all reasonable rules and regulations adopted by Company in connection with the operation of its business, including but not limited to the standards and policies set forth in "The Walt Disney Company and Associated Companies Standards of Business Conduct" booklet, and carry out to the best of your ability all instructions of Company.

    (b) Your services shall be provided on a less-than-full-time basis, it being the understanding of the parties that you shall "make yourself available as needed"; provided, however, that it is anticipated that the overall amount of time devoted by you to your duties hereunder shall be generally proportional to the level of your salary at any given time as compared to your salary hereunder prior to January 1, 2001. You shall be permitted to provide less-than-full-time services to other persons or entities in any capacity other than as employee or officer thereof (e.g., as consultant,
                                                        ----
    advisor, director or special counsel), or, with respect to charitable activities and community affairs, as an officer of a not-for-profit entity, provided that such services do not violate or conflict in any way with Paragraph 7 hereof or materially interfere with the performance of your duties hereunder. In addition, you may request, from time to time, exceptions to the limitations in the foregoing sentence, which requests the Company may accept or reject in its sole discretion. Effective January 1, 2001, you hereby resign, and shall no longer serve, as an officer of the Company; provided, however, you shall continue to be subject
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    to that Indemnification Agreement dated April 30, 1991 by and between you and the Company during the term of this Agreement. Executive agrees that he will not seek to be nominated or elected to be a director at the Company's 2001 annual meeting of stockholders.

5. Expenses; Other Benefits. To the extent you incur necessary and reasonable business expenses (including, without limitation, travel and entertainment) in the course of your employment, you shall be reimbursed for such expenses, subject to Company's then current policies for the most senior executives regarding reimbursement of such business expenses (which policies currently include first-class air travel for you). Except as expressly modified herein or as revised for all of the other most senior executives of the Company, you shall be entitled to participate in the same benefits and perquisites during the term hereof on the same basis as you were under the letter agreement in effect immediately prior to this Agreement except that such benefits and perquisites shall be based on your salary payable pursuant to Paragraph 2 hereof.

6. Automobile. Company will provide for your use of an automobile pursuant to Company's standard policy for its most senior executives.

7. Protection of Company's Interests. (a) During the term of your employment by Company you will not compete in any manner, directly or indirectly, whether as a principal, employee, agent, owner or otherwise, with the Company or any affiliate thereof.

    (b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment (other than any intellectual property resulting solely from any services provided by you to third parties as permitted by Paragraph 4(b) hereof) or resulting from your services shall be deemed to be a work made for hire and shall be the sole and exclusive property of Company. You agree to execute, acknowledge and deliver to Company at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property. Any confidential and/or proprietary information of the Company or any affiliate thereof shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Company all such information that exists in written or other physical form (and all copies thereof) under your control but shall be entitled to keep your rolodex and personal contact list. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Company The Walt Disney Company and Associated Companies Confidentiality Agreement and The Walt Disney Company and Associated Companies Statement of Policy Regarding Conflicts of Interest and Business Ethics and Questionnaire Regarding Compliance and you agree that all terms and conditions contained therein, and all of your obligations and commitments provided for therein, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

8. Services Unique. You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of Paragraph 7 hereof), Company shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

9. Termination by Company. (a) Company may terminate your employment hereunder for gross misconduct, willful and continuing nonfeasance or material breach of this Agreement (A) immediately upon notice from Company if Company shall reasonably determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from Company, if Company shall determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why Company has determined that such conduct or cause is curable), unless you have, within three business days after the date such notice has been given to Executive, commenced in good faith to cure the conduct or cause specified in such notice and have completed such cure within 20 business days following the date of such notice. Upon any such termination all obligations of Company hereunder shall immediately terminate except for your rights to salary earned but unpaid through date of termination and with respect to all unconditionally accrued benefits in accordance with any employee welfare plans of Company or any affiliate thereof.

    (b) In the event of your death during the term hereof, this Agreement shall terminate and Company shall only be obligated to pay your estate or legal representative the salary provided for herein to the extent earned by you prior to such event, any amounts earned, unconditionally accrued or owing to you but not yet paid; and any other benefits in accordance with applicable plans and programs of Company (including without limitation the Company's Family Income Assurance Plan). In the event you are unable to perform the services required of you hereunder as a result of any disability and such disability continues for a period of 120 or more consecutive days or an aggregate of 180 or more days during any 12-month period during the term hereof, then at any time thereafter Company shall have the right, at its option, to terminate your employment hereunder and shall only be obligated to pay you all salary earned prior to such termination, any amounts earned, unconditionally accrued or owing to you but not yet paid, and any other benefits in accordance with applicable plans and programs of Company. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you hereunder, your salary hereunder shall be payable to the extent of, and subject to, Company's policies and practices then in effect with regard to sick leave and disability benefits.

    (c) You acknowledge that you have been provided by Company with a copy of
    Section 508 of the Federal Communications Act of 1934, as amended, relating in part to

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    receiving or paying consideration for product identification in television programs, that you are familiar with the provisions thereof and that you will fully comply therewith during the term of this Agreement. Without limiting the foregoing, however, and whether or not Section 508 is applicable to your activities, you agree that you will not, without Company's prior written consent, accept any compensation or gift, from any person, firm or corporation (other than Company) where such compensation or gift is, or may appear to be, in consideration of your acting in a particular manner in relation to the business of such person, firm or corporation. Without limiting the generality of Paragraph 9(a) hereof, it is agreed that any violation of this Paragraph 9(c) shall constitute a violation of this Agreement upon which Company may forthwith terminate this Agreement pursuant to Paragraph 9(a) hereof.

    (d) Termination by Executive. You shall have the right to terminate this Agreement, including your employment under this Agreement, upon at least 30 days' notice to Company given within 60 days following the occurrence of any, of the following events without your consent, provided that Company shall have 30 days after the date such notice has been given to it in which to cure the conduct specified in such notice:

           (i) a reduction in your compensation rights hereunder, other than as permitted hereunder or, a reduction of any employee benefit or perquisite provided by Company (other, than as part of an across-the-board reduction in such employee benefit or perquisite generally applicable to all senior executives of Disney, or any reduction resulting from your salary payable pursuant to Paragraph 2 hereof); or

           (ii) the relocation of your principal office to a location more than 50 miles outside of the greater Los Angeles area.

    You will not assert that you have the right, and you waive any right, to terminate the letter agreement in effect immediately prior to the effective date of this Agreement, pursuant to Paragraph 13(iii) of that prior letter agreement, for any actions or events occurring prior to January 1, 2001.

10. Consequences of Breach by Company. If this Agreement is terminated pursuant to Paragraph 10 hereof, or if Company shall terminate your employment under this Agreement in any other way that is a breach of this Agreement by Company, you shall be entitled to the following, which you acknowledge to be fair and reasonable, as your sole and exclusive remedy, in lieu of all other remedies at law or in equity, for any such termination:

           (i)  salary through the date of termination;

           (ii) salary for the balance of the originally scheduled term of this Agreement at the rates provided herein;

           (iii) the right to exercise all stock options heretofore granted to you by the Company which are scheduled to vest on or prior to December 31, 2002 (all of which options scheduled to so vest shall vest and become immediately exercisable upon the date of any termination pursuant to Paragraph 10 above) for eighteen months following such termination date; and

           (iv) other benefits in accordance with applicable plans and programs of Company.

11. Use of Employee's Name. Company shall have the right but not the obligation to use your name or likeness for any publicity or advertising purpose, subject to your approval of any biographical material or photographs, which approval shall not be unreasonably withheld. Company is under no obligation to accord you credit for any production.

12. Assignment. This Agreement and all rights hereunder are personal to you and shall not be assignable; provided, however, that all of your rights accrued hereunder following your death shall inure to the benefit of your widow, personal representatives or designees or other legal representatives, as the case may be. Company may assign its rights under this Agreement to any successor by merger, purchase, consolidation or otherwise, provided that such successor assumes all of the liabilities, obligations and duties of Company under this Agreement, either contractually or as a matter of law.

13. No Conflict with Prior Agreements. You represent to Company that neither your commencement of employment hereunder nor the performance of your duties hereunder conflicts with any contractual commitment on your part to any third party or violates or interferes with any rights of any third party.

14. Post-Termination Obligations. After the termination of your employment hereunder for any reason whatsoever you shall not either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such termination, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of Company or any affiliated entity, either for your own account or for any other person, firm or company, any person who is employed by Company or any such affiliated entity, whether or not such person would commit any breach of his contract of employment by reason of his leaving the service of Company or any affiliated entity.

15. Entire Agreement; Amendments, Waiver, Etc. (a) This Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment, and no amendment or modification of this Agreement shall be binding against Company or you unless set forth in a writing signed by Company and you. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Notwithstanding the foregoing, you and the Company shall enter into a split-dollar insurance agreement in accordance with Paragraph 9(b) of the letter agreement in effect immediately prior to this Agreement, which Paragraph 9(b) is incorporated herein by reference, except that the insurance policy shall have a face amount of approximately $4.75 million, the Company shall not be required to pay any life insurance policy premiums other than those attributable to your accrued benefit under the Amended and Restated Key Plan and the definitive insurance agreement will be executed on or before December 31, 2000.

     (b) You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Company or any affiliate thereof in connection with your employment hereunder.

     (c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event any compensation or other monies payable hereunder shall be in excess of the amount permitted by any statute, law, ordinance, regulation or wage guideline which may be in effect at any time or from time to time, payment of the maximum amount then allowed thereby shall constitute full compliance by Company with the payment requirements of this Agreement, but Company shall pay any amount due hereunder to you in excess of such maximum amount if it shall at any time thereafter become legally permissible to do so.

     (d) This Agreement does not constitute a commitment of Company with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon termination of this Agreement, it is the contemplation of both parties that your employment with Company shall cease, and that neither Company nor you shall have any obligation to the other with respect to continued employment. In the event that your employment continues for any period of time following the stated expiration date of this Agreement, unless and until agreed to in a new subscribed written document, such employment or any continuation thereof is "at will," and may be terminated without obligation at any time by either party's giving notice to the other.

     (e) This Agreement shall be governed by and construed in accordance with the laws of the State of California. In accordance with the Immigration Reform and Control Act of 1986, employment hereunder is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

16. Notices. All notices that either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

          To Company:  500 South Buena Vista Street
                       Burbank, California 91521
                       Attn:  Chairman and CEO

          To you:      at the address shown for you on the first page hereof.

17. Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of provisions of this Agreement.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

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                                    THE WALT DISNEY COMPANY



________________________            By:___________________________
Sanford M. Litvack                  Title:

Date:___________________            Date:_________________________

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                            Life Insurance Agreement

An Agreement is hereby entered into among THE WALT DISNEY COMPANY ("the Company"), SANFORD M. LITVACK (the "Executive") and JUDITH E. LITVACK (the "Owner"), to be effective December 21, 2000.

WHEREAS, the Executive is and has been a valued key employee of the Company;

WHEREAS, the Executive and the Company have entered into an Employment Agreement dated as of January 1, 2000, and as amended and restated pursuant to the agreement dated as of January 1, 2001 (the "Employment Agreement") under which the Company has agreed to provide an insurance benefit to the Executive, and the Executive has agreed to forego certain benefits under the Company's Amended and Restated Key Plan in consideration thereof;

WHEREAS, to meet its obligations under the Employment Agreement, the Company intends to pay premiums on a policy owned by the Owner insuring the lives of the Executive and Judith E. Litvack (the "Policy"); and

WHEREAS, in exchange for the payment of Policy premiums by the Company, the Owner intends to grant the Company certain interests in the Policy cash values and death benefits.

NOW, THEREFORE, in consideration of the aforementioned promises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive, the Company and the Owner hereby agree as follows, intending to be legally bound.

1.   Insurance Policy.  Owner has purchased or will subsequently purchase the
     ----------------
     Policy, as described in Exhibit A to this Agreement, to be issued by the Travelers Life and Annuity Insurance Company (the "Insurer"). The parties hereto have taken or will take all necessary action to cause the Insurer to issue the Policy, and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that their rights with respect to the Policy shall be subject to the terms and conditions of this Agreement and the Collateral Assignment filed with the Insurer relating to the Policy as provided in
     Section 2 of this Agreement.

2.   Collateral Assignment.  As security to the Company for the payment to it of
     ---------------------
     amounts due it under this Agreement, Owner shall execute a collateral assignment agreement in the form attached hereto (the "Collateral Assignment") of the Policy to the Company, which Collateral Assignment will establish the rights of the Company in the Policy to payment of the amounts due it under this Agreement. The Collateral Assignment shall not be terminated, altered, or amended by Owner without the express written consent of the Company.

3.   Rights of Executive and Owner
     -----------------------------

     The parties agree that:

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(a)      Any and all annual imputed income resulting from the insurance coverage provided under the Policy shall be taxable to and be the separate property of the Executive.

(b) The Policy and any other related rights and benefits provided under this Agreement shall belong to and be the separate property of the Owner, subject to the Collateral Assignment.

(c) The Executive and the Owner agree that the rights as provided herein related to the Policy and the annual imputed income related thereto shall attach immediately upon this Agreement becoming effective, and neither shall be deemed to have or have had any interest in the rights of the other related to this Agreement.

4.   Ownership of Policy
     -------------------

     (a) The Owner shall be the sole and exclusive owner of the Policy. However, except as otherwise provided in this Agreement, the Owner shall not borrow from, hypothecate, withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber the Policy without the prior written consent of the Company. Unless the Company becomes owner of the Policy pursuant to Section 8, the Owner shall maintain possession of the Policy. The Owner may elect to reduce the Policy face amount, except that the Policy face amount shall not be reduced to an amount less than the total of the Policy premiums paid or to be paid by the Company pursuant to this Agreement. If the Company has become the owner of the Policy pursuant to Section 8, then, subject to the limitations imposed by the preceding sentence, within sixty (60) days of receipt of a written request from the Owner, the Company shall complete and submit the necessary forms to the Insurer to reduce the Policy face amount in accordance with the Owner's request. The Owner's right to reduce the face amount of the Policy (or to cause the Company to reduce the face amount, if it is the owner of the Policy) shall be limited to a face amount reduction, and shall not be deemed to permit the Owner to cause a cash withdrawal from or partial surrender of the Policy in connection with any such reduction of face amount, except with the consent of the Company.

     (b) Except as provided in Section 8, the Company shall not have any ownership rights in the Policy. The Company's rights shall be limited to: (1) the right to receive a portion of the Policy death benefit in the event the Policy death benefit becomes payable while the Collateral Assignment is in effect with respect to the Policy; and (2) the right to receive all of the proceeds of any surrender or withdrawal processed while the Collateral Assignment is in effect.

5.  Payment of Insurance Premiums by the Company.  The Company shall pay a
    --------------------------------------------
    premium of $1,100,000 upon issue of the Policy. The Company shall not be required to pay any additional premiums, even if it becomes necessary to do so in order to keep the Policy in

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    force, and even if the Company becomes the owner of the Policy pursuant to an election made under Section 8 of this Agreement.

6.  Payment of Insurance Premiums by the Executive or Owner.  Neither the
    -------------------------------------------------------
    Executive nor the Owner shall be obligated to pay any Policy premiums. However, either may decide to pay Policy premiums in addition to the premiums to be paid by the Company.

7.  Death Benefit.  The Owner agrees to maintain the Policy in a form such that
    -------------
    the Policy death benefit payable will be equal to the Policy face amount plus the cash accumulation account value when the death benefit becomes payable. Upon the death of the last survivor of the Insureds, the Company and Owner (or the Owner's legal representative) shall promptly take all action necessary to obtain in a lump sum the death benefit provided under the Policy. The Company shall have the unqualified right to receive a portion of such death benefit equal to the greater of: (1) the Policy cash account value calculated immediately prior to the death of the last survivor of the Insureds, calculated without regard to any surrender charges; or (2) the cumulative Policy premiums paid by the Company (without interest). The balance of the death benefit provided under the Policy, if any, shall be paid to the beneficiary(ies) of the Policy. In no event shall the amount payable to the Company hereunder exceed the proceeds of the Policy payable at such death. No amount shall be paid to the beneficiary(ies) of the Policy designated by Owner until the amounts payable to the Company have been paid to the Company. The parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

8.  Alternative Death Benefit Election.  The person or entity designated as
    ----------------------------------
    Elector in this Section may elect a death benefit payment from the Company in lieu of the insurance benefit provided under this Agreement. The Elector can make such an election (the "Election") in writing in a form acceptable to the Company. At the time the Election is made, the Owner (or the Owner's legal representative) shall transfer the ownership of the Policy to the Company. Thereafter, notwithstanding any provisions of Section 7 to the contrary, the entire Policy death benefit shall be payable to the Company, and no portion of such Policy death benefit shall be payable to the Owner's beneficiary(ies) designated under this Section 8.

    Within thirty (30) days after it receives the Policy death benefit while the Election is in effect, the Company shall pay an amount (the "Payment Amount") to the Owner's designated beneficiary(ies) equal to:

    (a) The additional Policy death benefit amount received by the Company (i.e., the amount in excess of the amount that would have been received by the Company if the Election was not in effect for the Policy), reduced by any federal, state and local income taxes payable by the Company as a result of receiving the additional Policy death benefit amount; plus

    (b) an amount equal to: [a / (1 - tax rate)] - a. For the purpose of this formula: a shall equal the amount determined pursuant to subparagraph (a) of this Section 8, or the portion thereof that is deductible by the Company for income tax purposes if only a portion is deductible; and, tax rate shall equal the Company's marginal federal, state and local income tax rate to which a deduction of the payment amount (or portion thereof) made under this Section 8 applies. Provided, if it is determined that no part of the payment made pursuant to this Section 8 is deductible by the Company for income tax purposes, then the amount determined pursuant to this subparagraph (b) shall be zero.

     The parties to this Agreement, on behalf of themselves and any beneficiary, assignee or other party in interest claiming by or through them, understand and agree that the Company shall not bear any additional cost under this Agreement as a consequence of an election under this Section. Notwithstanding any other provisions of this Section, the Payment Amount shall be determined by the Company in a manner consistent with the purpose stated in the immediately preceding sentence. Also, the Company may, in its sole discretion, reduce the Payment Amount if it reasonably determines that certain taxes or other costs might be payable by the Company (or that certain tax deductions or benefits might not be realized by the Company) in connection with the transaction; in such case, the Company shall pay any additional amount, without interest, to the beneficiary(ies) as may be appropriate once a final determination is made as to any such tax costs or deductions or benefit. No payment shall be made under this Section 8 unless and until the Company receives payment of the Policy death benefit, and no amount shall be payable if there is no Policy death benefit payable due to Policy lapse or termination.

     The Owner (or the Owner's legal representative) shall designate the beneficiary(ies) to receive the payment provided under this Section using a form provided by the Company. Any payment made by the Company to the Owner's beneficiary(ies) pursuant to this Section shall be paid from the general funds of the Company, and shall not be considered to be a payment of a life insurance benefit. The Company's obligation to pay the Payment Amount is in the nature of an unsecured and unfunded promise to pay.

     An election under this Section shall be effective when any necessary documentation is submitted to and accepted by the Insurer. The Owner and the Company will promptly submit any required forms or documents to the Insurer when an election is made. An election made pursuant to this
     Section 8 shall be irrevocable.

     If the Company becomes the owner of the Policy pursuant to this Section, the Company shall not thereafter surrender in whole or in part, reduce the face amount of, withdraw cash value from, borrow from, or otherwise encumber the Policy without the written consent of the Owner. However, the Company shall thereafter have the sole authority to determine the allocation of the cash values among the available funds in the Policy, and to change the allocation as it deems appropriate.

     The Elector shall be Mark D. Litvack. If he is unable or unwilling to serve, the Owner (or the Owner's assignee, if the Owner has assigned her rights under Policy and this Agreement pursuant to Section 14) shall be the Elector.

     Notwithstanding the other provisions of this Section, the Company can refuse to accept an alternative death benefit election, or can unilaterally revoke an election previously accepted by the Company, if the Company reasonably determines that there would be an adverse financial result to the Company if such election is accepted (or not revoked).

9.   Company Default.  A Company Default shall be deemed to have occurred with
     ---------------
     respect to the Policy if the Company processes or attempts to process a policy loan, or a complete or partial surrender, a face amount reduction, or a cash value withdrawal without prior written approval from the Owner.

     In the event of a Company Default, the Owner shall have the right to require the Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Owner becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty
     (60) days after being notified by the Owner of the Company Default, the Owner shall have the right to require the Company to transfer its interest in the Policy to the Owner. The Owner may exercise this right by notifying the Company, in writing, within sixty (60) days after the end of the period given to the Company to cure the Company Default pursuant to the preceding sentence. Upon receipt of such notice, the Company shall immediately transfer its rights in the Policy to the Owner, either by a release of the Collateral Assignment, or by a transfer of ownership if the Company is the owner of the Policy, and the Company shall thereafter have no rights with respect to such Policy. The Owner's failure to exercise its rights under this Section shall not be deemed to release the Company from any of its obligations under this Agreement, and shall not preclude the Owner from seeking other remedies with respect to the Company Default. Also, the Owner's failure to exercise its rights under this Section will not preclude the Owner from exercising such rights upon a later Company Default.

10.  Death Benefit Claims Review and Procedure.  At the death of the last
     -----------------------------------------
     surviving Insured, the Company and Owner (or the Owner's legal representative) shall execute such forms and furnish such other documents as are required to receive payment under the Policy. The Company shall also furnish to Owner an affidavit specifying the amount of the death benefit paid to the Company. All death benefits under this Agreement shall be paid in accordance with the Policy and pursuant to the claims and review procedure of the Insurer.

11.  Determinations Concerning Benefits.  The Company shall make all
     ----------------------------------
     determinations concerning its rights to benefits under this Agreement. Any decision by the Company denying a claim by the Owner or the beneficiary for benefits under the Policy shall be stated in writing and delivered or mailed to the Owner and such beneficiaries under the Policy. Such decisions shall set forth the specific reasons for the denial, written to the best of the Company's ability in a manner that may be understood without legal or actuarial counsel. In addition, the Company shall afford a responsible opportunity to the Owner or such beneficiary for a full and fair review of the decision denying such claim.

12.  Obligations of the Company.  The Company shall have no other obligations
     --------------------------
     than those specifically enumerated in this Agreement and the Collateral Assignment. The payment of any Policy death benefit shall be the sole responsibility of the Insurer and nothing contained herein shall be construed as imposing upon the Company any responsibility for such payment, the economic viability of the Insurer, or to acquire or maintain additional coverage if the Insurer becomes insolvent, bankrupt, or engages in rehabilitation.

13.  Acknowledgement of Executive.  The Executive hereby acknowledges that the
     -----------------------------
     insurance benefits provided hereunder are provided in complete satisfaction of the Company's obligation to provide the insurance benefits provided for in Section 9(b) of the Employment Agreement. Executive further acknowledges that the benefits provided hereunder are provided in lieu of certain benefits otherwise payable to the Executive under the Company's Amended and Restated Key Plan, as provided in the Employment Agreement and in the Agreement Relating to Benefits under The Walt Disney Company Amended and Restated Key Plan executed by the Executive and the Company to be effective December 21, 2000.

14.  Amendment; Assignment.  This Agreement may not be amended, altered, or
     ---------------------
     modified, except by a written instrument signed by the Company, the Executive and Owner. The Company and the Owner may assign their rights under the Agreement, provided that any such assignee shall be subject to the terms of this Agreement. An assignment of the Policy by the Owner (except an assignment to the Company pursuant to Sections 2 and 8) shall constitute an assignment to such assignee of all of the Owner's rights and obligations under this Agreement and under the Collateral Assignment executed by the Owner pursuant to Section 2 of this Agreement. Any action to be taken by the Owner hereunder shall, in the event of the Owner's death, be taken by the Owner's legal representative.

15.  Binding Effect.  This Agreement shall be binding upon and inure to the
     --------------
     benefit of the Company and its successors and assigns, the Owner and its successors and assigns, and the Executive and his successors and assigns.

16.  Notice.  Any notice, consent, or demand required or permitted to be given
     ------
     under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address. The date of such mailing shall be deemed the date of notice, consent, or demand.

17.  Governing Law.  This Agreement, and the rights of the parties hereunder,
     -------------
     shall be governed by and construed in accordance with the laws of the state of California.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                                         The Walt Disney Company



                                         By:
______________________________              __________________________

Judith E. Litvack

______________________________           _____________________________

Sanford M. Litvack                       Name and Title

                  EXHIBIT A -- DESCRIPTION OF INSURANCE POLICY

The following life insurance policy is subject or will become subject to the attached Agreement:

Insureds:  Sanford M. and Judith E. Litvack

             Insurer                       Policy Type           Policy Number         Face Amount
-------------------------------        --------------------     ----------------    ----------------
The Travelers Life and Annuity         Variable                      7383017             $4,750,000
 Insurance Company                     Survivor
                                       ship Life

                            Death Benefit Agreement

An Agreement is hereby entered into among THE WALT DISNEY COMPANY (the "Company"), SANFORD M. LITVACK (the "Executive") and JUDITH E. LITVACK (the "Executive's Spouse"), to be effective December 21, 2000.

WHEREAS, the Company is designated as beneficiary to receive a portion of an insurance policy death benefit from a policy insuring the lives of the Executive and the Executive's Spouse (the "Insureds"); and

WHEREAS, the Executive has been and continues to be a valued key employee of the Company; and

WHEREAS, the Company desires to provide a death benefit to the beneficiaries designated by the Insureds, in satisfaction of the Company's agreement to provide such benefit in accordance with Section 9(b) of the Employment Agreement between the Executive and the Company dated January 1, 2000, and as amended and restated pursuant to the agreement dated as of January 1, 2001 (the "Employment Agreement").

NOW, THEREFORE, in consideration of the promises and representations of the parties as herein recited, and in recognition of other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

The Company is designated as a beneficiary to receive a portion of the death benefit in accordance with a Collateral Assignment executed in connection with policy number 7383017 issued by The Travelers Life and Annuity Insurance Company insuring the lives of the Insureds (the "Policy"). If the amount of Policy death benefit received by the Company (the "Company Death Benefit") exceeds the total amount of premiums paid by the Company for such Policy, then the Company shall pay to the Insureds' beneficiary(ies) an amount equal to the excess of the Company Death Benefit, if any, over the total amount of premiums paid by the Company. Notwithstanding the foregoing, the amount paid under this Death Benefit Agreement shall not exceed the excess of the Policy cash accumulation value immediately prior to the death of the last survivor of the Insureds, calculated without regard to any surrender charges, over the amount of premiums paid by the Company. Any amount payable shall be paid in a single sum as soon as is practicable following the Company's receipt of its portion of the Policy death benefit. All amounts shall be reported by the Company as taxable and, if applicable, subject to tax withholding.

Any amount payable under this Agreement shall be paid from the general funds of the Company, and neither the Participant nor the Participant's beneficiary shall have, as a result of this Agreement, any rights or interest in the Policy referred to in this Agreement or any other assets of the Company.

The Insureds' beneficiary(ies) shall be The Litvack Family Foundation of The Ayco Charitable Foundation.

This designation of beneficiary may be changed by the Insureds completing and submitting to the Company a Change of Beneficiary on a form provided by the Company. After the death of either Insured, this designation of beneficiary may be changed by the survivor completing and submitting to the Company a Change of Beneficiary on a form provided by the Company, except that any beneficiary so designated by the survivor after the death of an Insured must be a charitable organization or educational institution eligible to receive tax deductible donations under the Internal Revenue Code if the designated beneficiary at the time of the death of the first Insured to die is an organization eligible to receive tax deductible donations.

The Executive acknowledges that the benefit provided hereunder is in complete satisfaction of the Company's obligation to provide a benefit under a Death Benefit Agreement as provided for in Section 9(b) of the Employment Agreement.

                                  The Walt Disney Company



                                  By:
____________________________         ________________________________

Sanford M. Litvack                Signature of Company Representative


____________________________
Judith E. Litvack

                      Agreement Relating to Benefits Under
             The Walt Disney Company Amended and Restated Key Plan


An Agreement is hereby entered into between THE WALT DISNEY COMPANY (the "Company") and SANFORD M. LITVACK (the "Executive").

WHEREAS, the Company and the Executive are, simultaneously with the execution of this Agreement, entering into a Life Insurance Agreement (the "LIA") in order to meet the Company's obligations to the Executive under Section 9(b) of the Employment Agreement between the Company and the Executive dated as of January 1, 2000, and as amended and restated pursuant to the agreement dated as of January 1, 2001 (the "Employment Agreement");

WHEREAS, pursuant to the Employment Agreement and the LIA, the Executive is being provided with certain life insurance benefits in lieu of benefits that would otherwise be due the Executive under The Walt Disney Company Amended and Restated Key Plan (the "Key Plan"); and

WHEREAS, the Executive and the Company desire to state their understanding as to the impact of the Employment Agreement and LIA as to the benefits to be payable to the Executive under the Key Plan at the time of his termination of employment with the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. The Company shall pay a premium of $1,100,000 under the LIA (the "Premium Amount").

2. Upon the Executive's termination of employment with the Company, his Key Plan benefit shall be determined as follows:

(a) The Company shall first determine the lump-sum present value of the Key Plan single life annuity benefit that would be payable without regard to the LIA, with such value to be determined as of the time of the Executive's termination of Employment with the Company.

(b) The Premium Amount shall be increased at the rate of 6% per annum, compounded annually, from the date of the Company's premium payment under the LIA to the date of the Executive's termination of employment with the Company.

(c) The present value of the Executive's Key Plan benefit shall be equal the amount determined pursuant to 2(a) reduced (but not below zero) by the amount determined pursuant to 2(b).

(d) The amount of the payment payable to the Executive pursuant to the form of payment elected by the Executive under the Key Plan shall be determined based on the present value amount calculated pursuant to 2(c).

Intending to be legally bound, the Company and the Executive hereby execute this Agreement to be effective December 21, 2000.


By:
   _____________________________         ________________________________
   The Walt Disney Company                     Sanford M. Litvack